Exhibit 99.1

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN ISSUED OR SOLD TO THE HOLDER HEREOF IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

NAVIOS MARITIME HOLDINGS INC.

CONVERTIBLE DEBENTURE

Issuance Date: January 3rd, 2022	Original Principal Amount:	$24,000,000.00

No. NM - 1

FOR VALUE RECEIVED, NAVIOS MARITIME HOLDINGS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), hereby promises to pay to Navios Shipmanagement Holdings Corporation or its registered and permitted assigns (the “Holder”) the amount set out above as the Original Principal Amount, as the same may be reduced pursuant to the terms hereof upon conversion or otherwise, or increased pursuant to the terms hereof contemplating payment of PIK Interest (as defined below) or Loan Agreement Increase Events (as defined below) (as so reduced or increased, the “Principal Amount”) when due, on the Maturity Date (as defined below), upon acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest (the “Interest”) on any outstanding Principal Amount at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion or otherwise (in each case in accordance with the terms hereof).

This Convertible Debenture (including all Convertible Debentures issued in exchange, transfer or replacement hereof, this “Debenture”) is issued pursuant to the terms of the Loan Agreement originally entered into between the Company and the Holder on August 29, 2019, as amended and restated on December 13, 2021 (the “Amended and Restated 2019 Loan Agreement”) and the Loan Agreement originally entered into on June 29, 2021, as amended and restated on December 13, 2021 (the “Amended and Restated 2021 Loan Agreement” and, together, the “Loan Agreements”). All capitalized terms used in this Debenture but not otherwise defined herein have the meanings set forth in Section 7.

SECTION 1 - GENERAL TERMS

(a)	Payment of Principal Amount.

On the Maturity Date, the Company shall pay the Holder an amount in immediately available funds denominated in United States dollars representing all the outstanding Principal Amount and accrued and unpaid Interest to but excluding such date. The “Maturity Date” shall be January 3rd, 2027 or such later date requested by the Company as the Holder may agree in its absolute discretion. Other than as expressly permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal Amount without the prior written consent of the Holder.

(b)	Loan Agreement Increase Events.

Upon the happening of any event or circumstance subsequent to the Issuance Date pursuant to which, under the terms of either or both Loan Agreements, the Principal Amount of this Debenture shall be deemed to be increased (including but not limited to as a result of the election by the Company to not pay all or a portion of the interest due in cash under either or both such Loan Agreements) (each, a “Loan Agreement Increase Event”), the Principal Amount of this Debenture shall be deemed increased by the principal amount contemplated as of the relevant date under the terms of the applicable Loan Agreement(s).

The Holder and the Company shall maintain records showing any such increases in the Principal Amount as a result of Loan Agreement Increase Events under this Section 1(b), as well as increases in the Principal Amount as a result of PIK Interest under Section 1(c), and decreases in the Principal Amount and Interest as a result of conversions pursuant to Sections 2 or 3, and the dates of any such increases or decreases, in order to facilitate conversions of this Debenture from time to time pursuant to its terms without physical surrender.

(c)	Interest.

Interest shall accrue daily on the outstanding balance of the Principal Amount at a rate equal to 4% per annum (“Interest Rate”) from the Issuance Date to (but excluding) the Maturity Date (or sooner if upon conversion or acceleration by the Holder as provided herein). Interest will be payable quarterly in arrears on the same dates on which interest payments are due and payable under the Loan Agreements, in each case by adding the accrued amounts of Interest to the then outstanding Principal Amount due under this Debenture (the “PIK Interest”). Interest will be payable to the Holder or its registered and permitted assignee. Notwithstanding any other provision of this Debenture, Interest that is paid in the form of PIK Interest in the manner specified in this Section 3(c) shall be considered paid, and shall not be considered overdue. Interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed during the period.

(d)	Non-Detachable Preferred Shares.

The Company has issued this Debenture as part of a unit with 1,000 shares of Series I Non-Economic Preferred Stock of the Company (the “Series I Preference Shares”) reflecting the terms set forth in the Certificate of Designation, Preferences and Rights of the Series I Preference Shares of the Company. The Series I Preference Shares are not detachable from this Debenture and this Debenture (or, if less than the entire outstanding Principal Amount is to be sold, assigned or otherwise transferred, the relevant portion hereof) accordingly may not be sold, assigned or otherwise transferred except in conjunction with a simultaneous sale of (or, as applicable, a proportional portion of) the Series I Preference Shares.

SECTION 2 - EVENTS OF DEFAULT

(a)	Event of Default.

An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.	the Company’s failure to pay to the Holder the Principal Amount or any other amounts when and as due under this Debenture;

ii.

if the Common Stock ceases to be quoted or listed for trading on the New York Stock Exchange (the “Primary Market”) and shall not again be quoted or listed for trading within five (5) Trading Days of such delisting;

iii.

the Company’s (A) failure to deliver the required number of shares of Common Stock within five (5) Business Days after the applicable Conversion Date or (B) repudiation by the Company, at any time, including by way of public announcement of its obligation to comply with a request for conversion of the Debenture into shares of Common Stock in accordance with the provisions of the Debenture, other than pursuant to Section 3(e);

iv.

the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Debenture (except as may be covered by Section 2(a)(i) through Section 2(a)(iii) hereof) which is not cured within thirty (30) Business Days of the Holder giving written notice to the Company of, or the Company becoming aware of the occurrence thereof;

v.	prior to the repayment of both Loan Agreements, an “Event of Default” has occurred and is continuing under either or both of the Loan Agreements;

vi.

following the repayment of both Loan Agreements, the Company or any significant subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) (a “Significant Subsidiary”) of the Company shall commence, or there shall be commenced against the Company or any significant subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Significant Subsidiary of the Company or there is commenced against the Company or any Significant Subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any

Significant Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any Significant Subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any Significant Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any Significant Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any Significant Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing; or

vii.

following the repayment of both Loan Agreements, without the prior written consent of the Holder, the Designated Shareholders fail to, either individually or together, be the ultimate beneficial owner(s) of, or have ultimate control of the voting rights attaching to, at least 10 per cent of all of the outstanding voting shares in the Company (other than as a result of a sale by the Designated Shareholders).

During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal Amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in immediately available funds denominated in United States dollars; provided, however, the Holder may request (but shall have no obligation to request) payment of such amounts in Common Stock of the Company. If an Event of Default occurs and, following written notice from each Holder to the Company, for so long thereafter following such notice as such Event of Default remains uncured, without duplication of any default interest otherwise payable under the terms of the Loan Agreements, the Interest Rate on this Debenture shall immediately increase by 2% per annum in excess of the interest rate specified in Section 1(c) to the extent lawful and shall remain at such increased interest rate until the applicable Event of Default is cured. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture at any time (x) after the occurrence and during the continuance of an Event of Default at the Conversion Price then in effect or (y) on or after the Maturity Date at the Conversion Price then in effect. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind (other than required notice of conversion) and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

SECTION 3 - CONVERSION OF DEBENTURE

This Debenture shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section 3.

(a)	Conversion Right.

At any Trading Day on or after the Issuance Date, on one or more occasions, the Holder shall be entitled to convert, at its option, any Conversion Amount into fully paid and non-assessable shares of Common Stock in accordance with this Section 3.

(b)	Mandatory Conversion.

At any time at or following the repayment in full of both Loan Agreements, if the VWAP per share of Common Stock is greater than the Mandatory Conversion Price for each of at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days (such thirty (30) consecutive Trading Day period, the “Trading Period”), the Company may elect to convert (a “Mandatory Conversion”) the entire Principal Amount and accrued Interest (to but excluding the Mandatory Conversion Date (as defined below)) of this Debenture (in whole but not in part) into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 3(b), the “Mandatory Conversion Date”).

(c)	Shares Issuable on Conversion.

i.

The number of shares of Common Stock issuable upon any conversion pursuant to Section 3(a) or Section 3(b) shall be determined by dividing (x) the Conversion Amount or, in the case of the Mandatory Conversion, the entire Principal Amount and accrued Interest of this Debenture (to but excluding the applicable date of such conversion) by (y) the Conversion Price then in effect (the “Conversion Rate”).

ii.

The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon any such conversion.

(d)	Mechanics of Conversion.

i.

Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any Trading Day pursuant to Section 3(a) (an “Optional Conversion Date” and together with a Mandatory Conversion Date, each a “Conversion Date”), the Holder shall:

a.

transmit by electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on the immediately preceding Business Day, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Optional Conversion Notice”) to the Company, and

b.

if required by Section 3(d)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction).

ii.

Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion pursuant to Section 3(b), the Company shall, within ten (10) Business Days following the completion of the applicable thirty (30) day Trading Period, provide notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit the Holder’s right to convert on an Optional Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holder.

iii.

Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the entire Principal Amount and accrued Interest represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in an Optional Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture.

(e)	Other Provisions.

i.	All calculations under this Section 3 shall be rounded to the nearest $0.0001 or whole share.

ii.

The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock (or other securities that may be issuable upon conversion of this Debenture) solely for the purpose of issuance upon conversion of this Debenture, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock (or other securities that may be issuable upon conversion of this Debenture) as shall (subject to any additional requirements of the Company as to reservation of such shares (or other securities) set forth in this Debenture) be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding Principal Amount and Interest of this Debenture. The Company covenants that all shares of Common Stock (or other securities that may be issuable upon conversion of this Debenture) that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

iii.

Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Company’s failure to deliver certificates representing shares of Common Stock within five (5) Business Days of the applicable Conversion Date and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

SECTION 4 - ADJUSTMENTS TO CONVERSION PRICE AND MANDATORY CONVERSION PRICE; PRO RATA DISTRIBUTIONS

(a)	Adjustments to Conversion Price and Mandatory Conversion Price.

The Conversion Price shall be subject to adjustment from time to time as follows:

i.

Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split up, the Conversion Price and the Mandatory Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Debenture shall be increased in proportion to such increase in outstanding shares.

ii.

Upon Combinations or Reverse Stock Splits. If, at any time after the Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination or reverse stock split, the Conversion Price and the Mandatory Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of this Debenture shall be decreased in proportion to such decrease in outstanding shares.

iii.

Upon Reclassification, Merger or Sale of Assets. If, at any time or from time to time, there shall be a reclassification or capital reorganization of the Common Stock (other than a stock dividend, subdivision, split up combination or reverse stock splits provided for elsewhere in this Section 4(a)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that Holder, as the case may be, shall thereafter be entitled to receive upon conversion of this Debenture, the number of shares of stock or other securities or property to which the Holder would have been entitled if the Holder had converted this Debenture immediately prior to such reclassification, capital reorganization, merger, consolidation or sale (subject to increase to the extent that the Principal Amount and accrued Interest of this Debenture subsequently increases). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(a) with respect to the rights of the Holder after the reclassification, reorganization, merger, consolidation or sale to the end that the provisions of this Section 4(a), including adjustment of the Conversion Price and the Mandatory Conversion Price then in effect for this Debenture and the number and type of shares or other securities issuable upon conversion of this Debenture shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(b)	Notice of Adjustment.

Whenever there is an adjustment pursuant to this Section 4, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price and the Mandatory Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(c)	Pro Rata Distributions.

During such time as this Debenture is outstanding, if the Company shall declare or make any dividend whether or not permitted, or make any other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon conversion of this Debenture immediately before the date of which a record is taken for such Distribution (or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution).

SECTION 5 - REISSUANCE OF THIS DEBENTURE

(a)	Transfer.

If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will, subject to Section 5(e), forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 5(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal Amount being transferred by the Holder and, if less than the entire outstanding Principal Amount is being transferred, a new Debenture (in accordance with Section 5(d)) to the Holder representing the outstanding Principal Amount not being transferred. Upon accepting this Debenture, the Holder and any assignee acknowledge and agree that, by reason of conversion of any portion of this Debenture, the outstanding Principal Amount represented by this Debenture may be less than the Principal Amount stated on the face of this Debenture.

(b)	Lost, Stolen or Mutilated Debenture.

Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 5(d)) representing the outstanding Principal Amount.

(c)	Debenture Exchangeable for Different Denominations.

This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 5(d)) representing in the aggregate the outstanding Principal Amount of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal Amount as is designated by the Holder at the time of such surrender.

(d)	Issuance of New Debentures.

Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal Amount remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 5(a) or Section 5(c), the Principal Amount designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal Amount remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, and (iv) shall have the same rights and conditions as this Debenture. For the avoidance of doubt, the issuance of a new Debenture shall not release the Company’s obligations with respect to any accrued and unpaid Interest payable on the Principal Amount remaining outstanding.

(e)	Transfer Restrictions.

This Debenture (or any portion hereof) may be assigned or transferred by the Holder to another person only in connection with an assignment or participation by the Holder in its capacity as Lender under and as defined in any of the Loan Agreements and in any event in a Principal Amount corresponding to the percentage of the aggregate Advances under and as defined in the Loan Agreements assigned or participated to such person, in each case as reflected in the Registers under and as defined in the Loan Agreements.

In addition, this Debenture (or any portion hereof) (and any Common Stock that may be issued on conversion of this Debenture as contemplated herein) may be offered, sold, pledged or otherwise transferred only (i) pursuant to an effective registration statement under the Securities Act, or (ii) pursuant to any other exemption from the registration requirements of the Securities Act.

SECTION 6 - MERGER

The Company shall not merge or consolidate with or into or directly or indirectly sell all or substantially all of its properties and assets to any other person unless: (i) the Company is the surviving person; and (ii) immediately after giving effect to the transaction, no Event of Default (or any event which is, or after notice or passage of time or both would be, an Event of Default), shall have occurred and be continuing.

SECTION 7 - NOTICES AND OTHER

(a)

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered upon: (i) receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same, or (iii) receipt, when sent by electronic mail (provided that the electronic mail transmission is not returned in error or the sender is not otherwise notified of any error in transmission. The addresses and email addresses for such communications shall be:

If to the Company, to:	Strathvale House 90 N Church Street P.O. Box 309 Grand Cayman, KY1-1104 Cayman Islands Email: lwebster@navios.com

If to the Holder, to:	Trust Company Complex Ajeltake Road Ajeltake Island, Majuro MH 96960, Marshall Islands Email: nsmfinance@navios.com or at such other address and/or electronic email address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s computer containing the time, date, recipient’s electronic mail address and the text of such electronic mail or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by electronic mail or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(b)

Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, amend (or enter into any agreement to amend) its certificate of incorporation, bylaws or other charter documents so as to materially adversely affect any rights of the Holder (which shall include combining (by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares.

(c)

Without prejudice to the rights conferred on the Holder through the Series I Preference Shares, this Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(d)	[reserved].

(e)

This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York and the U.S. District Court for the Southern District of New York sitting in the Borough of Manhattan, New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(f)

If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all reasonable and documented out-of-pocket fees, costs and expenses, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(g)

Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(h)

If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it is found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal Amount of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(i)	Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j)

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

SECTION 8 - CERTAIN DEFINITIONS

For purposes of this Debenture, the following terms shall have the following meaning:

(a)	“Bloomberg” means Bloomberg Financial Markets.

(b)

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close or are in fact closed.

(c)	“Conversion Amount” means at any time the portion of the Principal Amount and accrued Interest to then be converted as determined by the Holder.

(d)

“Conversion Price” means, as of any applicable Conversion Date or other date of determination, US$ 3.93, subject to adjustment as provided for herein. For the avoidance of doubt, all determinations of the Conversion Price are intended to reflect appropriate adjustment for any stock split, stock dividend, stock combination or other similar transaction as provided for herein.

(e)	“Designated Shareholder” means Mrs. Angeliki Frangou either directly or indirectly (through entities owned and controlled by her or trusts or foundations of which she is the beneficiary).

(f)

“Mandatory Conversion Price” means of any date of determination, US$ 9.58, subject to adjustment as provided for herein. For the avoidance of doubt, all determinations of the Mandatory Conversion Price are intended to reflect appropriate adjustment for any stock split, stock dividend, stock combination or other similar transaction as provided for herein.

(g)	“Common Stock” means the common stock of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)	“Person” or “person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency

(j)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(k)

“Trading Day” means a day on which the shares of Common Stock are quoted on the Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(l)

“VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security as reported by Bloomberg, LP through its “Historical Price Table Screen (HP)” with Market: Weighted Avg function selected, or, if no dollar volume-weighted average price is reported for such security by Bloomberg, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

NAVIOS MARITIME HOLDINGS INC.

/s/ Georgios Akhniotis
Name:	Georgios Akhniotis
Title:	Chief Financial Officer